Registration No. 333-_________
As filed with the Securities and Exchange Commission on May 1, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Charter Financial Corporation
(Exact Name of Registrant as Specified in its Charter)
Maryland	90-0947148
(State or Other Jurisdiction of Incorporation or Organization)	I.R.S. Employer Identification No.
1233 O.G. Skinner Drive West Point, Georgia 31833
(Address of Principal Executive Offices)
Charter Financial Corporation 2001 Stock Option Plan Charter Financial Corporation 2001 Recognition and Retention Plan CharterBank 401(k) Plan
(Full Title of the Plan)
Copies to:
Mr. Robert L. Johnson
Chairman, President and Chief Executive Officer
Charter Financial Corporation
1233 O.G. Skinner Drive
West Point, GA 31833
(706) 645-1391
(Name, Address and Telephone
Number of Agent for Service)
Benjamin Azoff, Esq. Eric Luse, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, Suite 780 Washington, D.C. 20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	417,809	(1) (2)	$8.83	(10)	$3,689,254	$504
Common stock, par value $0.01 per share	187,065	(1) (3)	$8.18	(10)	$1,530,192	$209
Common stock, par value $0.01 per share	67,343	(1) (4)	$7.22	(10)	$486,217	$67
Common stock, par value $0.01 per share	16,212	(1) (5)	$7.34	(10)	$38,907	$6
Common stock, par value $0.01 per share	4,988	(1) (6)	$7.80	(10)	$118,997	$17
Common stock, par value $0.01 per share	71,433	(1) (7)	$10.13	(11)	$723,617	$99
Total Common stock, par value $0.01 per share	764,850				$6,587,184	$902
Stock Options	693,417	(1) (8)	--		--	--	(12)
Participation Interests	--	(9)	--		--	--	(12)
_______________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Charter Financial Corporation 2001 Stock Option Plan (the “Stock Option Plan”) and the Charter Financial Corporation 2001 Recognition and Retention Plan (“Restricted Stock Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Charter Financial Corporation (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on January 27, 2009 but have not been exercised by the recipient pursuant to the Stock Option Plan.

(3)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on June 22, 2010 but have not been exercised by the recipient pursuant to the Stock Option Plan.

(4)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on November 5, 2010 but have not been exercised by the recipient pursuant to the Stock Option Plan.

(5)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on November 22, 2011 but have not been exercised by the recipient pursuant to the Stock Option Plan.

(6)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on December 23, 2011 but have not been exercised by the recipient pursuant to the Stock Option Plan.

(7)	Represents the number of shares of common stock that (i) have been awarded but are unvested; and (ii) are reserved for issuance under the Restricted Stock Plan for grants of restricted stock.
(8)	Represents the number of stock options that have been awarded and unexercised under the Stock Option Plan.
(9)	Pursuant to 17 C.F.R. Section 230.416(c) under the Securities Act, which covers an indeterminate amount of interests to be offered or sold pursuant to the CharterBank 401(k) Plan (the “401(k) Plan”).

(10)	Determined pursuant to 17. C.F.R. Section 230.457(h)(1) under the Securities Act upon the basis of the price at which the options may be exercised.
(11)
Determined pursuant to 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) under the Securities Act upon the basis of the average of the high and low prices reported on the Nasdaq Capital Market on April 29, 2013.

(12)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act no registration fee is required to be paid.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462 under the Securities Act.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Stock Option Plan, Restricted Stock Plan and 401(k) Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a) The latest prospectus filed by the Company pursuant to the Registration Statement on Form S-1 originally filed with the Commission on December 14, 2012 (Commission File No. 333-185482), as amended and declared effective on February 11, 2013;

b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the prospectus filed pursuant to the Registration Statement on Form S-1 referred to in (a) above; and

c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on April 8, 2013 (Commission File No. 001-35870);

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Articles 10 and 11 of the Company’s Articles of Incorporation (for purposes of this Item 6, the Company shall be referred to as “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*
5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Exhibit 5
10.1	Charter Financial Corporation 2001 Stock Option Plan	**
10.2	Charter Financial Corporation 2001 Recognition and Retention Plan	***
23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5
23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page

*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 originally filed with the Commission on December 14, 2012 (Commission File No. 333-185482), as amended and declared effective on February 11, 2013.

**
Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-167634) of Charter Financial Corporation, a Federal corporation, originally filed with the Securities and Exchange Commission on June 18, 2010.

***
Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (File No. 333-167634) of Charter Financial Corporation, a Federal corporation, originally filed with the Securities and Exchange Commission on June 18, 2010.

The Company has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the 401(k) Plan.

Item 9.  Undertakings.

The undersigned Company hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Stock Option Plan, Restricted Stock Plan or 401(k) Plan;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on this 30th day of April, 2013.

CHARTER FINANCIAL CORPORATION

By:	/s/ Robert L. Johnson
Robert L. Johnson, Chairman, President and
Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Charter Financial Corporation (the “Company”) hereby severally constitute and appoint Robert L. Johnson, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert L. Johnson may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock issued under the Stock Option Plan and Restricted Stock Plan, stock options issued under the Stock Option Plan and participation interests offered or sold to the 401(k) Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert L. Johnson  shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert L. Johnson	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 30, 2013
Robert L. Johnson
/s/ Curtis R. Kollar	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2013
Curtis R. Kollar
/s/ David Z. Cauble, III	Director	April 30, 2013
David Z. Cauble, III
/s/ Jane W. Darden	Director	April 30, 2013
Jane W. Darden
/s/ Curti M. Johnson	Director, Senior Vice President and General Counsel	April 30, 2013
Curti M. Johnson
Thomas M. Lane	Director	April 30, 2013
s/ Thomas M. Lane
/s/Edward D. Smith	Director	April 30, 2013
Edward D. Smith
/s/ David L. Strobel	Director	April 30, 2013
David L. Strobel

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on the 30th day of April, 2013.

CharterBank 401(k) Plan
By:	/s/ Curtis R. Kollar
Curtis R. Kollar Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*
5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Exhibit 5
10.1	Charter Financial Corporation 2001 Stock Option Plan	**
10.2	Charter Financial Corporation 2001 Recognition and Retention Plan	***
23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5
23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page

*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 originally filed with the Commission on December 14, 2012 (Commission File No. 333-185482), as amended and declared effective on February 11, 2013.

**
Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-167634) of Charter Financial Corporation, a Federal corporation, originally filed with the Securities and Exchange Commission on June 18, 2010.

***
Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (File No. 333-167634) of Charter Financial Corporation, a Federal corporation, originally filed with the Securities and Exchange Commission on June 18, 2010.